Exhibit 99.1

News Release	Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

FOR IMMEDIATE RELEASE

For Information:	Leroy M. Ball, Vice President and Chief Financial Officer
412-227-2118
BallLM@koppers.com

Koppers Holdings Inc. Reports Second Quarter 2013 Results

Sales decrease 10% for quarter

Railroad and Utility Products operating profit up 10%

Diluted EPS from continuing operations $0.70 compared to $0.99 in prior year quarter

PITTSBURGH, August 8, 2013 – Koppers Holdings Inc. (NYSE: KOP) today announced results for its fiscal 2013 second quarter.

Consolidated sales of $370.9 million for the second quarter of 2013 were ten percent, or $40.4 million lower than sales of $411.3 million in the prior year quarter. Sales for Railroad and Utility Products and Services (RUPS) of $150.6 million increased by four percent or $6.0 million over the prior year quarter, while sales for Carbon Materials and Chemicals (CMC) totaling $220.3 million decreased by 17 percent, or $46.4 million compared to the prior year quarter. The increase in sales in RUPS was due to higher sales volumes for railroad crossties and higher sales for utility poles due to the acquisition of a utility pole business in Australia in November 2012. The decrease in sales for CMC was due primarily to lower sales volumes for all major products combined with lower sales prices for pitch and carbon black feedstock.

Net income attributable to Koppers for the quarter ended June 30, 2013, was $14.4 million, or $0.69 per diluted share as compared to net income attributable to Koppers of $20.4 million, or $0.98 per diluted share in the second quarter of 2012. The decreases in net income attributable to Koppers and diluted earnings per share for the second quarter of 2013 were due to lower profitability for CMC due mainly to lower profitability from European operations driven by weak economic conditions combined with lower sales volumes and prices for phthalic anhydride in North America mainly as a result of increased levels of lower priced European imports. Reduced profitability from CMC more than offset higher profitability from RUPS that was due to higher sales volumes for railroad crossties and higher profitability from Australian operations driven by the acquisition of a utility pole business in November 2012. Adjusted net income and adjusted earnings per share for the quarter ended June 30, 2013, were $14.7 million and $0.70 per share compared to $22.1 million and $1.05 per share in the prior year quarter after excluding $0.2 million and $0.7 million of after-tax charges in the quarters ended June 30, 2013 and 2012, respectively, and after excluding the impact of discontinued operations for both periods.

Adjusted EBITDA for the quarter ended June 30, 2013, was $37.2 million compared to $49.2 million in the second quarter of 2012, with the decrease due mainly to reduced profitability in CMC, which more than offset higher profitability for RUPS.

Consolidated sales of $741.3 million for the six months ended June 30, 2013 were six percent, or $50.9 million lower than sales of $792.2 million in the prior year period. Sales for RUPS of $290.5 million increased by five percent or $14.5 million over the prior year period, while sales for CMC totaling $450.8 million decreased by 13 percent, or $65.4 million compared to the prior year period. The increase in sales in RUPS was due to higher sales volumes for railroad crossties and higher sales for utility poles mainly as the result of the acquisition of a utility pole business in Australia in November 2012. The decrease in sales for CMC was due primarily to lower sales volumes for all major products combined with lower sales prices for pitch and carbon black feedstock.

Net income attributable to Koppers for the six months ended June 30, 2013, was $25.4 million, or $1.21 per diluted share as compared to net income attributable to Koppers of $36.0 million, or $1.72 per diluted share in the first half of 2012. The decreases in net income attributable to Koppers and diluted earnings per share for the first half of 2013 were due to lower profitability for CMC as a result of reduced results from European operations driven by weak economic conditions combined with lower sales volumes for phthalic anhydride in North America mainly as a result of increased levels of lower priced European imports. Reduced profitability for CMC more than offset higher profitability from RUPS that was due to higher sales volumes for railroad crossties and higher profitability for utility poles as a result of the acquisition of a utility pole business in Australia in November 2012. Adjusted net income and adjusted earnings per share for the six months ended June 30, 2013, were $25.9 million and $1.24 per share compared to $37.6 million and $1.80 per share in the prior year period after excluding $0.5 million of after-tax charges in the first six months of 2013 and after excluding $0.7 million of after-tax charges, $0.8 million of tax expense related to the European consolidation project, and the impact of discontinued operations for the six months ended June 30, 2012.

Adjusted EBITDA for the six months ended June 30, 2013, was $70.4 million compared to $85.9 million in the six months ended June 30, 2012, with the decrease due mainly to reduced profitability in CMC, which more than offset higher profitability for RUPS.

Commenting on the results, Walter W. Turner, president and CEO of Koppers, said, “Our second quarter proved to be even more difficult than the first quarter as our European business continues to be challenged by distressed economic conditions and our North American business has been impacted by imports as a result of weak end-market demand in Europe. While I am disappointed with our results for the quarter, I am pleased with the performance from our global Railroad and Utility Products and Services business, which continues to enjoy strong results.”

Mr. Turner continued, “Although we expect to be challenged with crosstie availability in our railroad business due to increased demand for lumber from housing and other markets and continued volatility in our global Carbon Materials and Chemicals business in the second half of the year, we should benefit from the impact of several cost-savings initiatives as well as the timing of certain product shipments that will improve sales volumes. As a result, I anticipate that the second half of the year will be stronger than the first half.”

The following reconciliations are attached to this press release: Unaudited Reconciliation of Net Income Attributable to Koppers and Adjusted Net Income; Unaudited Reconciliation of Diluted Earnings Per Share and Adjusted Earnings Per Share; and Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA.

Investor Conference Call and Web Simulcast

Koppers management will conduct a conference call this morning, August 8, 2013, beginning at 11:00 a.m. EDT to discuss the company’s performance. Interested parties may access the live audio broadcast by dialing 877 941 0843 in the US/Canada or +1 480 629 9819 for International, Conference ID number 4630443. Investors are requested to access the call at least five minutes before the scheduled start time in order to complete a brief registration. An audio replay will be available approximately two hours after the call’s completion at (800) 406 7325 or +1 (303) 590 3030, Conference ID number 4630443. The recording will be available for replay through August 22, 2013.

The live broadcast of Koppers conference call will be available online: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=194019&eventID=4988351. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

If you are unable to participate during the live webcast, the call will be archived on www.koppers.com, www.streetevents.com and www.earnings.com shortly after the live call and continuing through August 22, 2013.

About Koppers

Koppers, with corporate headquarters and a research center in Pittsburgh, Pennsylvania, is a global integrated producer of carbon compounds and treated wood products. Including its joint ventures, Koppers operates facilities in the United

States, United Kingdom, Denmark, The Netherlands, Australia and China. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol “KOP.” For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Leroy M. Ball at 412 227 2118 or Michael W. Snyder at 412 227 2131.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows. All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plans,” “potential,” “intends,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications with and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, product introduction or expansion, the benefits of acquisitions, divestitures, joint ventures, cost savings initiatives or other matters as well as financings and repurchases of debt or equity securities, are subject to known and unknown risks, uncertainties and contingencies. Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements, include, among other things, general economic and business conditions, including continuing uncertain economic conditions in Europe, demand for Koppers goods and services, competitive conditions, interest rate and foreign currency rate fluctuations, availability and costs of key raw materials, unfavorable resolution of claims against us, and timing and limitations on insurance recoveries and coverages, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and quarterly report on Form 10-Q. Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

Koppers Holdings Inc.

Unaudited Consolidated Statement of Income

(Dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Net sales	$370.9	$411.3	$741.3	$792.2
Cost of sales (excluding items below)	318.9	344.9	639.4	671.8
Depreciation and amortization	7.3	7.6	14.6	14.4
Selling, general and administrative expenses	16.2	18.1	33.9	36.1

Operating profit	28.5	40.7	53.4	69.9
Other income	1.0	0.4	1.5	1.1
Interest expense	6.6	7.0	13.5	13.9

Income before income taxes	22.9	34.1	41.4	57.1
Income taxes	8.1	13.0	15.2	20.2

Income from continuing operations	14.8	21.1	26.2	36.9
Loss from discontinued operations, net of tax	(0.1)	(0.2)	—	(0.1)

Net income	14.7	20.9	26.2	36.8
Net income attributable to noncontrolling interests	0.3	0.5	0.8	0.8

Net income attributable to Koppers	$14.4	$20.4	$25.4	$36.0

Earnings (loss) per common share:
Basic-
Continuing operations	$0.70	$1.00	$1.23	$1.74
Discontinued operations	(0.01)	(0.01)	—	—

Earnings per basic common share	$0.69	$0.99	$1.23	$1.74

Diluted-
Continuing operations	$0.70	$0.99	$1.21	$1.72
Discontinued operations	(0.01)	(0.01)	—	—

Earnings per diluted common share	$0.69	$0.98	$1.21	$1.72

Weighted average shares outstanding (in thousands):
Basic	20,727	20,764	20,697	20,717
Diluted	20,945	20,959	20,935	20,943
Dividends declared per common share	$0.25	$0.24	$0.50	$0.48

Koppers Holdings Inc.

Unaudited Condensed Consolidated Balance Sheet

(Dollars in millions, except per share amounts)

	June 30, 2013	December 31, 2012
Assets
Cash and cash equivalents	$63.2	$66.7
Restricted cash	1.5	—
Accounts receivable, net of allowance of $3.5 and $3.7	166.6	162.7
Inventories, net	184.3	195.8
Deferred tax assets	14.9	15.1
Loan to related party	9.5	9.5
Other current assets	31.5	31.4

Total current assets	471.5	481.2
Equity in non-consolidated investments	6.2	5.8
Property, plant and equipment, net	161.2	161.1
Goodwill	72.8	75.6
Deferred tax assets	22.8	27.2
Other assets	28.0	29.1

Total assets	$762.5	$780.0

Liabilities
Accounts payable	$101.4	$103.5
Accrued liabilities	56.4	72.1
Dividends payable	5.8	5.6

Total current liabilities	163.6	181.2
Long-term debt	301.4	296.1
Accrued postretirement benefits	77.2	89.9
Other long-term liabilities	43.2	44.7

Total liabilities	585.4	611.9
Commitments and contingent liabilities

Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	—	—
Common Stock, $0.01 par value per share; 40,000,000 shares authorized; 21,722,492 and 21,585,129 shares issued	0.2	0.2
Additional paid-in capital	156.7	153.3
Retained earnings	66.8	52.0
Accumulated other comprehensive loss	(32.5)	(22.0)
Treasury stock, at cost; 990,594 and 951,026 shares	(34.6)	(32.9)

Total Koppers shareholders’ equity	156.6	150.6

Noncontrolling interests	20.5	17.5

Total equity	$177.1	$168.1

Total liabilities and equity	$762.5	$780.0

Koppers Holdings Inc.

Unaudited Condensed Consolidated Statement of Cash Flows

(Dollars in millions)

	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012

Cash provided by (used in) operating activities:
Net income	$26.2	$36.8
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	14.6	14.4
Deferred income taxes	1.8	4.4
Equity income, net of dividends received	(0.4)	(0.8)
Gain on sale of assets	(0.8)	—
Change in other liabilities	(8.6)	(4.8)
Non-cash interest expense	0.8	0.8
Stock-based compensation	2.8	3.2
Other	0.4	(1.0)
(Increase) decrease in working capital:
Accounts receivable	(6.1)	(34.7)
Inventories	5.7	(31.0)
Accounts payable	(0.2)	12.5
Accrued liabilities and other working capital	(16.2)	3.6

Net cash provided by operating activities	$20.0	$3.4

Cash provided by (used in) investing activities:
Capital expenditures	$(15.7)	$(9.3)
Net cash proceeds from divestitures and asset sales	0.9	0.4

Net cash used in investing activities	$(14.8)	$(8.9)

Cash provided by (used in) financing activities:
Borrowings of revolving credit	$86.3	$169.0
Repayments of revolving credit	(81.2)	(157.0)
Issuances of Common Stock	0.2	0.6
Repurchases of Common Stock	(1.6)	(1.7)
Proceeds from issuance of noncontrolling interest	2.3	—
Payment of deferred financing costs	(1.2)	—
Dividends paid	(10.2)	(9.5)

Net cash provided by (used in) financing activities	$(5.4)	$1.4

Effect of exchange rate changes on cash	(3.3)	0.3

Net decrease in cash and cash equivalents	$(3.5)	$(3.8)

Cash and cash equivalents at beginning of year	66.7	54.1

Cash and cash equivalents at end of period	$63.2	$50.3

Unaudited Segment Information

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses for the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Dollars in millions)
Net sales:
Carbon Materials and Chemicals	$220.3	$266.7	$450.8	$516.2
Railroad and Utility Products	150.6	144.6	290.5	276.0

Total	$370.9	$411.3	$741.3	$792.2

Operating profit:
Carbon Materials and Chemicals	$12.5	$26.2	$25.6	$46.7
Railroad and Utility Products	16.5	15.0	28.8	24.1
Corporate	(0.5)	(0.5)	(1.0)	(0.9)

Total	$28.5	$40.7	$53.4	$69.9
Operating margin:
Carbon Materials and Chemicals	5.7%	9.8%	5.7%	9.0%
Railroad and Utility Products	11.0%	10.4%	9.9%	8.7%
Total	7.7%	9.9%	7.2%	8.8%
Adjusted operating profit (1):
Carbon Materials and Chemicals	$12.5	$26.2	$25.6	$46.7
Railroad and Utility Products	16.9	16.1	29.7	25.2
All Other	(0.5)	(0.5)	(1.0)	(0.9)

Total	$28.9	$41.8	$54.3	$71.0
Adjusted operating margin:
Carbon Materials and Chemicals	5.7%	9.8%	5.7%	9.0%
Railroad and Utility Products	11.2%	11.1%	10.2%	9.1%
Total	7.8%	10.2%	7.3%	9.0%

(1)	Cost of sales for RUPS for the three and six months ended June 30, 2013 includes $0.4 million and $0.9 million, respectively, of pre-tax expense related to the June 2012 closing of our wood treating plant in Grenada, Mississippi. Cost of sales for RUPS for the three and six months ended June 30, 2012 includes $0.5 million of pre-tax expense related to the Grenada closure, and depreciation and amortization for RUPS for the three and six months ended June 30, 2012 includes $0.6 million of impairment charges for our co-generation plant in Muncy, Pennsylvania.

Koppers believes that adjusted net income, adjusted earnings per share, adjusted operating profit and adjusted EBITDA provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends and facilitates comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures.

UNAUDITED RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income attributable to Koppers	$14.4	$20.4	$25.4	$36.0

Items impacting pre-tax income (1)
Impairment and closure costs	0.4	1.1	0.9	1.1
Items impacting net income, net of tax	0.2	0.7	0.5	0.7
Income tax provision for European consolidation	—	0.8	—	0.8
Adjusted net income including discontinued operations	14.6	21.9	25.9	37.5
Discontinued operations	0.1	0.2	—	0.1

Adjusted net income	$14.7	$22.1	$25.9	$37.6

(1)	Cost of sales for RUPS for the three and six months ended June 30, 2013 includes $0.4 million and $0.9 million, respectively, of pre-tax expense related to the June 2012 closing of our wood treating plant in Grenada, Mississippi and cost of sales for RUPS for the three and six months ended June 30, 2012 includes $0.5 million of pre-tax expense related to the Grenada closure, and depreciation and amortization for RUPS for the three and six months ended June 30, 2012 includes $0.6 million of impairment charges for our co-generation plant in Muncy, Pennsylvania. Income taxes for the three and six months ended June 30, 2012 includes $0.8 million of expense related to the Company’s European consolidation project.

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE AND

ADJUSTED EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income attributable to Koppers	$14.4	$20.4	$25.4	$36.0

Adjusted net income including discontinued operations (from above)	$14.6	$21.9	$25.9	$37.5

Adjusted net income (from above)	$14.7	$22.1	$25.9	$37.6

Denominator for diluted earnings per share (in thousands)	20,945	20,959	20,935	20,943

Earnings per share:
Diluted earnings per share	$0.69	$0.98	$1.21	$1.72
Adjusted earnings per share including discontinued operations	$0.70	$1.04	$1.24	$1.79
Adjusted earnings per share	$0.70	$1.05	$1.24	$1.80

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In millions except share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income	$14.7	$20.9	$26.2	$36.8
Interest expense	6.6	7.0	13.5	13.9
Depreciation and amortization	7.3	7.6	14.6	14.4
Income tax provision	8.1	13.0	15.2	20.2
Discontinued operations	0.1	0.2	—	0.1

EBITDA with noncontrolling interests	36.8	48.7	69.5	85.4

Unusual items impacting net income (1)
Closure costs	0.4	0.5	0.9	0.5

Adjusted EBITDA with noncontrolling interests	$37.2	$49.2	$70.4	$85.9

(1)	Cost of sales for RUPS for the three and six months ended June 30, 2013 includes $0.4 million and $0.9 million, respectively, of pre-tax expense related to the June 2012 closing of our wood treating plant in Grenada, Mississippi, and cost of sales for RUPS for the three and six months ended June 30, 2012 includes $0.5 million of pre-tax expense related to the Grenada closure.